Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of OceanFirst Financial Corp. on Form S-4 of our report dated March 15, 2016 on the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the 2015 Annual Report on Form 10-K of Cape Bancorp, Inc., which is incorporated by reference in the Amended Current Report on Form 8-K/A filed by OceanFirst Financial Corp. on July 15, 2016, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Livingston, New Jersey

August 25, 2016